Exhibit 99.1

August 14, 2008

Contact:

Sarah Freeman

212-279-3115 ext. 244

Wise Metals Group LLC Announces

Second Quarter 2008 Results

•	Sales increased 23% to $350 million driven by export can sheet volumes

•	Revolving credit line increased up to $300 million to facilitate continued growth

•	Second quarter Adjusted EBITDA increased 36% versus 2007 to $14.8 million and increased 91% to $30.4 million for the six months ended June 30

BALTIMORE, Md. — Company officials announced today that consolidated shipments increased 13 percent in the second quarter of 2008 versus the second quarter of 2007, including a 26 percent increase of can sheet shipments at Wise Alloys somewhat offset by a decrease in shipments of commercial products while shipments of scrap at Wise Recycling increased 39 percent over the same period.

Overall shipments in the second quarter of 2008 totaled 227.7 million pounds compared to 201.4 million for the same period in 2007. Higher levels of can sheet volumes, including export, and shipments at Wise Recycling contributed to the increase. Recycling shipments have increased as a result of continued expansion and diversification of recycled metals to include ferrous and well as non-ferrous scrap.

Sales increased by 23 percent to $350 million for the quarter ended June 30, 2008, compared to $284 million for the same period in 2007, an increase of $66 million.

Including a $10.0 million unfavorable adjustment for LIFO, net loss for the second quarter of 2008 was $8.4 million. This compares to a net loss of approximately $4.9 million in the second quarter of 2007, which includes a $3.3 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities). After adjusting for FAS 133 and LIFO, net income for the second quarter of 2008 would have been $1.6 million, compared to, on the same basis, a loss of $1.6 million in the second quarter of 2007, reflecting an improvement of $3.2 million.

Adjusted EBITDA for the second quarter of 2008 was $14.8 million compared to $10.9 million for the second quarter of 2007, an increase of $3.9 million or 36%.

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Interest costs for the second quarter of 2008 of $9.6 million reflect an increase of $0.3 million over the second quarter of 2007.

For the six months ended June 30, 2008, Company shipments totaled 436.5 million pounds, compared to 370.6 million pounds for the same period in 2007, an increase of 65.9 million pounds or 17.8%.

Sales increased by 24 percent to $665.7 million for the six months ended June 30, 2008, compared to $536.5 million for the same period in 2007 reflecting higher volumes and metal prices.

Including a $4.2 million unfavorable impact for FAS 133 (Accounting for Derivative Instruments and Hedging Activities) and a $17.5 million unfavorable adjustment for LIFO, net loss for the first half of 2008 was $16.7 million. This compares to a net loss of approximately $1.4 million in the first half of 2007, which includes a $7.7 million favorable impact for FAS 133. After adjusting for FAS 133 and LIFO, net income for the first half of 2008 would have been $5.0 million, compared to, on the same basis, a loss of $9.1 million in the second quarter of 2007, reflecting an improvement of $14.1 million.

Adjusted EBITDA for the first half of 2008 was $30.4 million compared to $15.9 million for the first half of 2007, an increase of $14.5 million or 91%.

Interest costs for the first half of 2008 of $18.3 million reflect a decrease of $0.1 million over the first half of 2007.

As previously announced, with a new commitment from the Retirement Systems of Alabama (RSA) for up to $100 million, Wise Metals expanded its existing $207.5 million revolving credit agreement. The new revolver currently allows for drawings up to $278 million with a Wise option to increase to $300 million. Terms of the agreement include an extension to May 2010. The lead agent bank of the newly expanded revolver remains Wachovia Capital Finance with other major financial institutions continuing as participants adding both the Employees’ Retirement System of Alabama and the Teachers’ Retirement System of Alabama.

“The financial results for the quarter and indeed for the year reflect an overall improvement at Wise as a result of a significant effort to revamp the underlying economics in the can sheet industry,” commented Mr. David D’Addario, President and Chief Executive Officer. “However we now face new issues as volatile commodity markets including natural gas and petroleum-based products are leading to significant cost input pressures which the industry must address.”

Natural gas prices which averaged $6.767 and $7.552 for the first and second quarters of 2007 respectively have increased to $8.033 in the first quarter of 2008 and to $10.925 in the second quarter of 2008.

“Despite recent softness in the natural gas and other commodity markets, natural gas prices continued to escalate in July to $13.105 per decatherm,” commented Mr. Mike Sheridan, Treasurer.

“Our industry needs to pursue methods of addressing these unprecedented and volatile cost input that will ensure recovery of these costs and that the proper value for our can sheet is realized,” said Chief Strategic Officer, Mr. Danny Mendelson. “We continue to have progressive discussions with our suppliers and with our customers to develop innovative and cost-effective means for cost reduction and pass-throughs.”

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Cautionary Note Regarding Forward-Looking Statements

Certain statements made in this news release constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act, regarding the company’s future plans, objectives, and expected performance. Statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “estimate,” “intend,” or “plan” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially. Certain risks and uncertainties are summarized in the company’s filings with the Securities and Exchange Commission. The company takes no obligation to publicly update or revise any future looking statements to reflect the occurrence of future events or circumstances.

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Wise Metals Group LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Sales	$350,003	$284,008	$665,666	$536,523
Cost of sales	346,019	273,835	654,087	521,684

Gross profit	3,984	10,173	11,579	14,839
Operating expenses:
Selling, general, and administrative	2,792	2,468	5,711	5,482

Operating income	1,192	7,705	5,868	9,357
Other (expense) income:
Interest expense	(9,587)	(9,308)	(18,333)	(18,414)
Unrealized (loss) gain on derivative instruments	(6)	(3,336)	(4,223)	7,683

Net loss	$(8,401)	$(4,939)	$(16,688)	$(1,374)
Accretion of redeemable preferred membership interest	(1,929)	—	(3,858)	—

Net loss attributable to members	$(10,330)	$(4,939)	$(20,546)	$(1,374)

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Wise Metals Group LLC

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,720	$1,447
Broker deposits	996	902
Accounts receivable, less allowance for doubtful accounts ($385 in 2008 and $531 in 2007)	165,031	77,526
Inventories	227,383	165,791
Fair value of contracts under SFAS 133	1,220	4,153
Other current assets	7,065	3,765

Total current assets	403,415	253,584
Non-current assets:
Property and equipment, net	94,654	92,184
Other assets	8,127	7,368
Goodwill	283	283

Total non-current assets	103,064	99,835

Total assets	$506,479	$353,419

Liabilities and members’ deficit
Current liabilities:
Accounts payable	$182,550	$103,235
Current portion of long-term debt	3,997	4,276
Borrowings under revolving credit facility	239,614	147,778
Fair value of contracts under SFAS 133	763	353
Accrued expenses, payroll and other	15,323	15,557

Total current liabilities	442,247	271,199
Non-current liabilities:
Term loans, less current portion	27,040	24,463
Senior notes	150,000	150,000
Accrued pension and other post retirement obligations	3,284	3,284
Other liabilities	916	1,616

Total non-current liabilities	181,240	179,363
Redeemable preferred membership interest (liquidation preference of $80,625 as of June 30, 2008)	79,686	75,828
Members’ deficit
Members’ deficit	(196,572)	(176,557)
Accumulated other comprehensive (deficit) income	(122)	3,586

Total members’ deficit	(196,694)	(172,971)

Total liabilities, redeemable preferred membership interest, and members’ deficit	$506,479	$353,419

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Wise Metals Group LLC

Condensed Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six months ended June 30,
	2008	2007
Cash flows from operating activities
Net loss	$(16,688)	$(1,374)
Adjustments to reconcile net loss income to net cash used in operating activities:
Depreciation and amortization	7,052	6,551
Amortization of deferred financing fees	1,066	984
Recognition of unrealized actuarial gain from other post retirement benefits	(3,178)	—
LIFO provision	17,500	—
Employee retirement benefits	(1,548)	(1,679)
Unrealized losses (gains) on derivative instruments	4,223	(7,683)
Changes in operating assets and liabilities:
Broker deposits	(94)	6,410
Accounts receivable	(87,505)	(13,077)
Inventories	(79,092)	(28,384)
Other current assets	(3,300)	22
Accounts payable	79,315	19,378
Accrued expenses, payroll and other	(2,090)	24

Net cash used in operating activities	(84,339)	(18,828)

Cash flows from investing activities
Purchase of equipment	(9,522)	(8,184)

Net cash used in investing activities	(9,522)	(8,184)

Cash flows from financing activities
Net issuance of short-term borrowings	91,836	15,353
Proceeds from sale-financing transaction	4,000	14,950
Payments on long-term obligations	(1,702)	(1,500)

Net cash provided by financing activities	94,134	28,803

Net increase in cash and cash equivalents	273	1,791
Cash and cash equivalents at beginning of period	1,447	2,280

Cash and cash equivalents at end of period	$1,720	$4,071

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Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in evaluating its performance. These include Adjusted EBITDA. Adjusted EBITDA is not intended to represent cash flows from operations as defined using GAAP and should be considered in addition to, and not as a substitute for, cash flows as a measure of liquidity or net earnings as a measure of operating performance. A reconciliation of Adjusted EBITDA to net income (loss) is set forth in the financial tables below. The company includes Adjusted EBITDA information because this measure is used by management to measure our compliance with debt covenants and by investors and note holders to evaluate our ability to service debt. Our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Loss to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Net loss	$(8,401)	$(4,939)	$(16,688)	$(1,374)
Interest expense and fees	9,587	9,308	18,333	18,414
Depreciation and amortization	3,598	3,205	7,052	6,551
LIFO Adjustment	10,000	—	17,500	—
Unrealized loss (gain) on derivative instruments	6	3,336	4,223	(7,683)

Adjusted EBITDA	$14,790	$10,910	$30,420	$15,908

About Wise Metals Group

Based in Baltimore, Md., Wise Metals Group LLC includes Wise Alloys, the world’s third-leading producer of aluminum can stock for the beverage and food industries and an environmentally friendly company using recycled aluminum in the production of its can stock; Wise Recycling, one of the largest, direct-from-the-public collectors of aluminum beverage containers in the United States, operating shipping and processing locations throughout the United States that support a network of neighborhood collection centers; and Listerhill Total Maintenance Center, specializing in providing maintenance, repairs and fabrication to manufacturing and industrial plants worldwide ranging from small on-site repairs to complete turn-key maintenance.

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